EXHIBIT 99.1

February 2, 2007

AMERIPATH, INC. ANNOUNCES EXPECTED OFFERING OF DEBT SECURITIES BY AMERIPATH INTERMEDIATE HOLDINGS, INC.

FOR IMMEDIATE RELEASE:

Contact: David L. Redmond, President and Chief Financial Officer

Phone Number: (561) 712-6200

E-mail address: dredmond@ameripath.com

PALM BEACH GARDENS, FLORIDA — February 2, 2007 — AmeriPath, Inc. (“AmeriPath”) today announced that AmeriPath Intermediate Holdings, Inc. (the “Issuer”), the newly formed direct subsidiary of AmeriPath Holdings Inc. and direct parent of AmeriPath, expects to commence an offering of $125.0 million aggregate principal amount of  Senior Unsecured Floating Rate PIK Toggle Notes due 2014 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.  The notes will be general unsecured obligations of the Issuer.

The net proceeds from the offering are expected be used to repay the amount outstanding under AmeriPath’s revolving loan facility and for general corporate purposes, including consummating various contemplated acquisitions. Subject to acceptable market and interest rate conditions, the consummation of an amendment to AmeriPath’s credit facilities, and other customary conditions, the Issuer anticipates that the offering will be completed this month.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The Issuer will be offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements. Statements in this press release regarding the expected offering of senior unsecured floating rate PIK toggle notes are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Issuer, AmeriPath, or their respective management “believes,” “expects,” “anticipates,” “plans,” “looks forward” and similar expressions) should be considered forward-looking statements. Any forward-looking statements in these materials are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Neither the Issuer nor AmeriPath undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.